Exhibit 99.2

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation, our management concluded that our internal control over financial reporting was effective as of July 31, 2013. The effectiveness of our internal control over financial reporting was audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report on page F-3.

/s/ THEO KILLION	/s/ THOMAS A. HAUBENSTRICKER
Theo Killion	Thomas A. Haubenstricker
Chief Executive Officer	Chief Financial Officer
September 27, 2013	September 27, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Zale Corporation:

We have audited the accompanying consolidated balance sheets of Zale Corporation and subsidiaries as of July 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ investment, and cash flows for each of the three years in the period ended July 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zale Corporation and subsidiaries at July 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Zale Corporation’s internal control over financial reporting as of July 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) and our report dated September 27, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas

September 27, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Zale Corporation:

We have audited Zale Corporation’s internal control over financial reporting as of July 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) (the COSO criteria). Zale Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Zale Corporation maintained, in all material respects, effective internal control over financial reporting as of July 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Zale Corporation and subsidiaries as of July 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ investment, and cash flows for each of the three years in the period ended July 31, 2013 of Zale Corporation and subsidiaries and our report dated September 27, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas

September 27, 2013

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended July 31,
	2013	2012	2011
Revenues	$1,888,016	$1,866,878	$1,742,563
Cost of sales	903,602	905,613	862,468

Gross margin	984,414	961,265	880,095

Selling, general and administrative	916,274	902,287	859,588
Depreciation and amortization	33,770	37,887	41,326
Other (gains) charges	(748)	1,973	7,047

Operating earnings (loss)	35,118	19,118	(27,866)
Interest expense	23,182	44,649	82,619

Earnings (loss) before income taxes	11,936	(25,531)	(110,485)
Income tax expense	1,924	1,365	1,557

Earnings (loss) from continuing operations	10,012	(26,896)	(112,042)
Loss from discontinued operations, net of taxes	—	(414)	(264)

Net earnings (loss)	$10,012	$(27,310)	$(112,306)

Basic net earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.31	$(0.84)	$(3.49)
Loss from discontinued operations	—	(0.01)	(0.01)

Net earnings (loss) per share	$0.31	$(0.85)	$(3.50)

Diluted net earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.24	$(0.84)	$(3.49)
Loss from discontinued operations	—	(0.01)	(0.01)

Net earnings (loss) per share	$0.24	$(0.85)	$(3.50)

Weighted-average number of common shares outstanding:
Basic	32,429	32,196	32,129
Diluted	40,958	32,196	32,129

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended July 31,
	2013	2012	2011
Net earnings (loss)	$10,012	$(27,310)	$(112,306)
Foreign currency translation adjustment	(5,685)	(9,668)	14,190
Reclassification of gain on sale of securities to earnings	(703)	(242)	(169)
Unrealized gain on securities, net	34	628	924

Comprehensive income (loss)	$3,658	$(36,592)	$(97,361)

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	July 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$17,060	$24,603
Merchandise inventories	767,540	741,788
Other current assets	52,620	46,690

Total current assets	837,220	813,081

Property and equipment, net	108,875	122,124
Goodwill	98,372	100,544
Other assets	35,678	47,790
Deferred tax asset	107,110	96,929

Total assets	$1,187,255	$1,180,468

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$220,558	$205,082
Deferred revenue	82,110	85,714
Deferred tax liability	107,016	96,662

Total current liabilities	409,684	387,458

Long-term debt	410,050	452,908
Deferred revenue – long-term	109,135	122,802
Other liabilities	73,057	38,364

Commitments and contingencies

Stockholders’ investment:
Common stock, par value $0.01, 150,000 shares authorized; 54,732 shares issued; 32,639 and 32,220 shares outstanding at July 31, 2013 and 2012, respectively	488	488
Additional paid-in capital	155,625	162,711
Accumulated other comprehensive income	47,015	53,369
Accumulated earnings	435,140	425,128

	638,268	641,696
Treasury stock, at cost, 22,093 and 22,512 shares at July 31, 2013 and 2012, respectively	(452,939)	(462,760)

Total stockholders’ investment	185,329	178,936

Total liabilities and stockholders’ investment	$1,187,255	$1,180,468

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended July 31,
	2013	2012	2011
Cash Flows From Operating Activities:
Net earnings (loss)	$10,012	$(27,310)	$(112,306)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Non-cash interest	2,870	3,603	34,580
Depreciation and amortization	33,770	37,887	41,326
Deferred taxes	1,165	1,544	5,280
Loss on disposition of property and equipment	1,308	1,793	1,431
Impairment of property and equipment	1,119	1,751	6,762
Stock-based compensation	3,285	2,728	2,150
Loss from discontinued operations	—	414	264
Changes in assets and liabilities:
Merchandise inventories	(29,575)	(27,516)	(8,071)
Other current assets	(7,447)	5,877	(5,772)
Other assets	(140)	142	(1,982)
Accounts payable and accrued liabilities	15,944	(11,037)	(19,577)
Deferred revenue	(16,433)	(22,064)	10,418
Other liabilities	34,526	(4,673)	(1,449)

Net cash provided by (used in) operating activities	50,404	(36,861)	(46,946)

Cash Flows From Investing Activities:
Payments for property and equipment	(23,029)	(19,775)	(15,315)
Purchase of available-for-sale investments	(4,181)	(6,833)	(9,388)
Proceeds from sales of available-for-sale investments	12,892	8,517	6,140

Net cash used in investing activities	(14,318)	(18,091)	(18,563)

Cash Flows From Financing Activities:
Borrowings under revolving credit agreement	5,071,300	4,891,400	3,604,800
Payments on revolving credit agreement	(5,113,900)	(4,776,600)	(3,514,800)
Payments on senior secured term loan	—	(60,454)	(11,250)
Debt issuance costs	—	(7,990)	—
Proceeds from exercise of stock options	147	34	67
Payments on capital lease obligations	(1,016)	(527)	—

Net cash (used in) provided by financing activities	(43,469)	45,863	78,817

Cash Flows Used in Discontinued Operations:
Net cash used in operating activities of discontinued operations	—	(893)	(5,391)

Effect of exchange rate changes on cash	(160)	(540)	973

Net change in cash and cash equivalents	(7,543)	(10,522)	8,890
Cash and cash equivalents at beginning of period	24,603	35,125	26,235

Cash and cash equivalents at end of period	$17,060	$24,603	$35,125

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ INVESTMENT

(In thousands)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated	Treasury
	Shares	Amount	Capital	Income	Earnings	Stock	Total
Balances at July 31, 2010	32,107	$488	$160,645	$47,706	$564,744	$(465,563)	$308,020

Comprehensive loss	—	—	—	14,945	(112,306)	—	(97,361)
Net settlement of share-based awards	52	—	(1,220)	—	—	1,238	18
Stock-based compensation	—	—	2,150	—	—	—	2,150

Balances at July 31, 2011	32,159	488	161,575	62,651	452,438	(464,325)	212,827

Comprehensive loss	—	—	—	(9,282)	(27,310)	—	(36,592)
Net settlement of share-based awards	61	—	(1,592)	—	—	1,565	(27)
Stock-based compensation	—	—	2,728	—	—	—	2,728

Balances at July 31, 2012	32,220	488	162,711	53,369	425,128	(462,760)	178,936

Comprehensive income	—	—	—	(6,354)	10,012	—	3,658
Net settlement of share-based awards	419	—	(10,371)	—	—	9,821	(550)
Stock-based compensation	—	—	3,285	—	—	—	3,285

Balances at July 31, 2013	32,639	$488	$155,625	$47,015	$435,140	$(452,939)	$185,329

See notes to consolidated financial statements.

ZALE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. References to the “Company,” “we,” “us,” and “our” in this Form 10-K are references to Zale Corporation and its subsidiaries. We are, through our wholly owned subsidiaries, a leading specialty retailer of fine jewelry in North America. At July 31, 2013, we operated 1,064 specialty retail jewelry stores and 630 kiosks located mainly in shopping malls throughout the United States, Canada and Puerto Rico.

We report our operations under three segments: Fine Jewelry, Kiosk Jewelry and All Other. Fine Jewelry is comprised of our three core national brands, Zales Jewelers®, Zales Outlet® and Peoples Jewellers and our two regional brands, Gordon’s Jewelers® and Mappins Jewellers®. Each brand specializes in fine jewelry and watches, with merchandise and marketing emphasis focused on diamond products. Zales Jewelers® is our national brand in the U.S. providing moderately priced jewelry to a broad range of guests. Zales Outlet® operates in outlet malls and neighborhood power centers and capitalizes on Zale Jewelers’® national marketing and brand recognition. Gordon’s Jewelers® is a value-oriented regional jeweler. Peoples Jewellers®, Canada’s largest fine jewelry retailer, provides guests with an affordable assortment and an accessible shopping experience. Mappins Jewellers® offers Canadian guests a broad selection of merchandise from engagement rings to fashionable and contemporary fine jewelry.

Kiosk Jewelry operates under the brand names Piercing Pagoda®, Plumb Gold™, and Silver and Gold Connection® through mall-based kiosks and is focused on the opening price point guest. Kiosk Jewelry specializes in gold, silver and non-precious metal products that capitalize on the latest fashion trends.

All Other includes our insurance and reinsurance operations, which offer insurance coverage primarily to our private label credit card guests.

We also maintain a presence in the retail market through our ecommerce sites, www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com.

We consolidate all of our U.S. operations into Zale Delaware, Inc. (“ZDel”), a wholly owned subsidiary of Zale Corporation. ZDel is the parent company for several subsidiaries, including three that are engaged primarily in providing credit insurance to our credit customers. We consolidate our Canadian retail operations into Zale Canada Holding, L.P., which is a wholly owned subsidiary of Zale Corporation. All significant intercompany transactions have been eliminated.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, deposits in banks and short-term marketable securities at varying interest rates with original maturities of three months or less. Also included in cash equivalents are proceeds due from credit card transactions with settlement terms of less than five days. Under our credit card processing agreements, a portion of these proceeds are held back to serve as collateral for disputed charges. The credit card proceeds held back as of July 31, 2013 and 2012 were not material. The carrying amount of our cash equivalents approximates fair value due to the short-term maturity of those instruments.

Merchandise Inventories. Merchandise inventories are stated at the lower of cost or market. Substantially all U.S. inventories represent finished goods which are valued using the last-in, first-out (“LIFO”) retail inventory method. Merchandise inventory of our Canadian brands, Peoples Jewellers and Mappins Jewellers, is valued using the retail inventory method. Under the retail method, inventory is segregated into categories of merchandise with similar characteristics at its current average retail selling value. The determination of inventory cost and the resulting gross margins are calculated by applying an average cost-to-retail ratio to the retail value of inventory. At the end of fiscal year 2013, approximately 16 percent of our total inventory represented raw materials and finished goods in our distribution centers. The inventory related to our manufacturing program and distribution center is valued at the weighted-average cost of those items. The LIFO charge was $4.6 million, $22.4 million and $17.0 million for the years ended July 31, 2013, 2012 and 2011, respectively. The cumulative LIFO provision reflected in the accompanying consolidated balance sheets was $63.0 million and $58.3 million at July 31, 2013 and 2012, respectively. Domestic inventories, excluding the cumulative LIFO provision, were $690.5 million and $664.1 million at July 31, 2013 and 2012, respectively. Our Canadian inventory totaled $140.0 million and

$136.0 million at July 31, 2013 and 2012, respectively.

Consignment inventory and the related contingent obligations are not reflected in our consolidated financial statements. Consignment inventory has historically consisted of test programs, merchandise at higher price points, or merchandise that otherwise does not warrant the risk of outright ownership. Consignment inventory can be returned to the vendor at any time. At the time consigned inventory is sold, we record the purchase liability in accounts payable and the related cost of merchandise in cost of sales. We had $149.1 million and $118.4 million of consignment inventory on hand at July 31, 2013 and 2012, respectively.

We are required to determine the LIFO cost on an interim basis by estimating annual inflation trends, annual purchases and ending inventory levels for the fiscal year. Actual annual inflation rates and inventory balances as of the end of any fiscal year may differ from interim estimates. We apply internally developed indices that we believe accurately and consistently measure inflation or deflation in the components of our merchandise (i.e., the proper weighting of diamonds, gold and other metals and precious stones) and our overall merchandise mix. We believe our internally developed indices more accurately reflect inflation or deflation in our own prices than the U.S. Bureau of Labor Statistics producer price indices or other published indices.

We also write-down the carrying value of our inventory for discontinued, slow-moving and damaged inventory. This write-down is equal to the difference between the cost of inventory and its estimated market value based upon assumptions of targeted inventory turn rates, future demand, management strategy and market conditions. If actual market conditions are less favorable than those projected by management or management strategy changes, additional inventory write-downs may be required and, in the case of a major change in strategy or downturn in market conditions, such write-downs could be significant.

Shrinkage is estimated for the period from the last inventory date to the end of the fiscal year on a store-by-store basis. Such estimates are based on experience and the shrinkage results from the last physical inventory. Physical inventories are taken at least once annually for all store locations and the distribution centers. The shrinkage rate from the most recent physical inventory, in combination with historical experience, could impact our shrinkage reserve.

Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment by comparing the carrying value of the assets with their estimated undiscounted future cash flows. If the evaluation indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method, using a discount rate that is commensurate with the risk inherent in our current business model. Assumptions are made with respect to cash flows expected to be generated by the related assets based upon the most recent projections. Any changes in key assumptions, particularly store performance or market conditions, could result in an unanticipated impairment charge. For instance, in the event of a major market downturn or adverse developments within a particular market or portion of our business, individual stores may become unprofitable, which could result in a write-down of the carrying value of the assets in those stores.

Goodwill. In accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, we test goodwill for impairment annually, at the end of our second quarter, or more frequently if events occur which indicate a potential reduction in the fair value of a reporting unit’s net assets below its carrying value. We calculate estimated fair value using the present value of future cash flows expected to be generated using a weighted-average cost of capital, terminal values and updated financial projections. If our actual results are not consistent with estimates and assumptions used to calculate fair value, we may be required to recognize a goodwill impairment. See Note 5 for additional disclosures related to goodwill.

Revenue Recognition. We recognize revenue in accordance with ASC 605, Revenue Recognition. Revenue related to merchandise sales, which is approximately 90 percent of total revenues, is recognized at the time of sale, reduced by a provision for sales returns. The provision for sales returns is based on historical rates of return. Repair revenues are recognized when the service is complete and the merchandise is delivered to the guests.

Premium revenues from our insurance businesses relate to credit insurance policies sold to guests who purchase our merchandise under the customer credit programs. Insurance premium revenues from credit insurance subsidiaries were $10.9 million, $10.5 million and $10.0 million for the fiscal years ended July 31, 2013, 2012 and 2011, respectively. These insurance premiums are recognized over the coverage period and included in revenues in the accompanying consolidated statements of operations.

We offer our Fine Jewelry guests lifetime warranties on certain products that cover sizing and breakage with an option to purchase theft protection for a two-year period. ASC 605-20, Revenue Recognition-Services (“ASC 605-20”), requires recognition of warranty revenue on a straight-line basis until sufficient cost history exists. Once sufficient cost history is obtained, revenue is required to be recognized in proportion to when costs are expected to be incurred. Prior to fiscal year 2012, the Company recognized revenue from lifetime warranties on a straight-line basis over a five-year period because sufficient evidence of the pattern of costs incurred was not available. During the first quarter of fiscal year 2012, we began recognizing revenue related to lifetime warranty sales in proportion to when the expected costs will be incurred, which we estimate will be over an eight-year period. A significant change in estimates related to the time period or pattern in which warranty-related costs are expected to be incurred could adversely impact our revenues. The deferred revenue balance as of July 31, 2011 related to lifetime warranties is being recognized prospectively, in proportion to the remaining estimated warranty costs. The change in estimate related to the pattern of revenue recognition and the life of the warranties was the result of accumulating additional historical evidence over the five-year period that we have been selling the lifetime warranties.

Revenues related to the optional theft protection are recognized over the two-year contract period on a straight-line basis. We also offer our Fine Jewelry guests a two-year watch warranty and our Fine Jewelry and Kiosk Jewelry guests a one-year warranty that covers breakage. The revenue from the two-year watch warranty and one-year breakage warranty is recognized on a straight-line basis over the respective contract terms.

Gross Margin. Gross margin represents net sales less cost of sales. Cost of sales includes cost related to merchandise sold, receiving and distribution, guest repairs and repairs associated with warranties.

Selling, General and Administrative. Included in selling, general and administrative (“SG&A”) are store operating, advertising, merchandising, costs of insurance operations and general corporate overhead expenses.

On July 9, 2013, we entered into a Private Label Credit Card Program Agreement (the “ADS Agreement”) with an affiliate of Alliance Data Systems Corporation (“ADS”) to provide financing to our U.S. guests to purchase merchandise through private label credit cards beginning no later than October 1, 2015. The ADS Agreement will replace our current agreement with Citibank which expires on October 1, 2015. In July 2013, we received a $38.0 million commencement payment upon signing the ADS Agreement. The commencement payment will be amortized over the initial term of the ADS Agreement as a reduction of merchant fees beginning on the commencement date of the agreement.

Operating Leases. Rent expense is recognized on a straight-line basis, including consideration of rent holidays, tenant improvement allowances received from the landlords and applicable rent escalations over the term of the lease. The commencement date of the rent expense is the earlier of the date when we become legally obligated for the rent payments or the date when we take possession of the building for construction purposes.

Capital Leases. We enter into capital leases related to vehicles for our field management. The vehicles are included in property and equipment in the accompanying consolidated balance sheets and are depreciated over a four-year life.

Depreciation and Amortization. Leasehold improvements are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets or remaining lease life, whichever is shorter, which generally range from 5 to 10 years. Fixtures and equipment are amortized using the straight-line method over the estimated useful lives of the assets, which range from 3 to 15 years. Original cost and related accumulated depreciation or amortization is removed from the accounts in the year assets are retired. Gains or losses on dispositions of property and equipment are recorded in the year of disposal and are included in SG&A in the accompanying consolidated statements of operations. Repairs and maintenance costs are expensed as incurred.

Stock-Based Compensation. Stock-based compensation is accounted for under ASC 718, Compensation – Stock Compensation, which requires the use of the fair value method of accounting for all stock-based compensation, including stock options. Share-based awards are recognized as compensation expense over the requisite service period.

Stock Repurchase Program. During fiscal year 2008, the Board of Directors authorized share repurchases of $350 million. As of July 31, 2013, $23.3 million was remaining under our stock repurchase program.

Preferred Stock. At July 31, 2013 and 2012, 5.0 million shares of preferred stock, par value of $0.01, were authorized. None were issued or outstanding.

Self-Insurance. We are self-insured for certain losses related to property insurance, general liability, workers’ compensation and medical claims. Our liability represents an estimate of the ultimate cost of claims incurred as of the balance sheet dates. The estimated liability is not discounted and is established based upon analysis of historical data and actuarial estimates. While we believe these estimates are reasonable based on the information currently available, if actual trends, including the severity or frequency of claims, medical cost inflation, or fluctuations in premiums differ from our estimates, our results of operations could be impacted.

Advertising Expenses. Advertising is generally expensed when the advertisement is utilized and is a component of SG&A. Production costs are expensed upon the first occurrence of the advertisement. Advertising expenses were $83.6 million, $94.5 million and $76.5 million for the fiscal years ended July 31, 2013, 2012 and 2011, respectively, net of amounts contributed by vendors. Prepaid advertising at July 31, 2013 and 2012 totaled $4.9 million and $0.7 million, respectively, and is included in other current assets in the accompanying consolidated balance sheets.

Vendor Allowances. We receive cash or allowances from merchandise vendors primarily in connection with cooperative advertising programs and reimbursements for markdowns taken to sell the vendor’s products. We have agreements in place with each vendor setting forth the specific conditions for each allowance or payment. The majority of these agreements are entered into or renewed annually at the beginning of each fiscal year. Qualifying vendor reimbursements of costs incurred to specifically advertise vendors’ products are recorded as a reduction of advertising expense. All other allowances or cash payments received are recorded as a reduction to the cost of merchandise. Vendor allowances included in advertising expense totaled $1.9 million, $3.1 million and $1.0 million for the fiscal years ended July 31, 2013, 2012 and 2011, respectively. Vendor allowances included in cost of sales totaled $10.1 million, $5.2 million and $3.7 million for the years ended July 31, 2013, 2012 and 2011, respectively.

Income Taxes. Income taxes are accounted for under the asset and liability method prescribed by ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the tax rate changes are enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not such assets will be realized.

We file income tax returns in the U.S. federal jurisdiction, in various states and in certain foreign jurisdictions. We are subject to U.S. federal examinations by tax authorities for fiscal years ending on or after July 31, 2009. We are subject to audit by taxing authorities of most states and certain foreign jurisdictions and are subject to examination by these taxing jurisdictions for fiscal years ending on or after July 31, 2008.

Sales Tax. We present revenues net of taxes collected and record the taxes as a liability in the consolidated balance sheets until the taxes are remitted to the appropriate taxing authority.

Foreign Currency. Translation adjustments result from translating foreign subsidiaries’ financial statements into U.S. dollars. Balance sheet accounts are translated at exchange rates in effect at the balance sheet date. Income statement accounts are translated at average exchange rates during the period. Resulting translation adjustments are included in the accompanying consolidated statements of comprehensive income (loss).

During the fiscal year ended July 31, 2013 and 2011, the average Canadian currency rate appreciated by less than one percent and approximately six percent, respectively, relative to the U.S. dollar. During the fiscal year ended

July 31, 2012, the average Canadian currency rate depreciated by approximately one percent relative to the U.S. dollar. The changes in the Canadian currency rates did not have a material impact on the Company’s net earnings (loss) during the fiscal years ended July 31, 2013, 2012 and 2011. As a result of fluctuations in the Canadian dollar, we recorded losses totaling $0.7 million and $1.7 million and a gain totaling $1.4 million during the fiscal years ended July 31, 2013, 2012 and 2011, respectively, primarily associated with the settlement of Canadian accounts payable.

Discontinued Operations. In connection with the sale of the Bailey, Banks & Biddle brand in November 2007 and subsequent bankruptcy filed by the buyer, Finlay Fine Jewelry Corporation, on August 5, 2009, we remain contingently liable for certain leases for the remainder of the respective lease terms. As of July 31, 2013, the lease reserve related to the one remaining lease totaled $0.6 million.

Concentrations of Business and Credit Risk. During both fiscal years 2013 and 2012, we purchased approximately 22 percent of our finished merchandise from five vendors (excluding finished merchandise produced by our internal manufacturing organization) with no single vendor exceeding ten percent. In fiscal years 2013 and 2012, approximately 13 percent and 16 percent, respectively, of our merchandise requirements were assembled by our internal manufacturing organization. If purchases from these top vendors were disrupted, particularly at certain critical times during the year, our sales could be adversely affected in the short term until alternative supply arrangements could be established. As of July 31, 2013 and 2012, we had no significant concentrations of credit risk.

Use of Estimates. Our accounting and financial reporting policies are in conformity with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. For example, unexpected changes in market conditions or a downturn in the economy could adversely affect actual results. Estimates are used in accounting for, among other things, inventory valuation, goodwill and long-lived asset valuation, LIFO inventory retail method, legal liability, credit insurance liability, product warranty, depreciation, workers’ compensation, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Reclassification. Certain prior year amounts have been reclassified in the accompanying consolidated balance sheets to conform to our fiscal year 2013 presentation.

2.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, ASC 820, Fair Value Measurement, establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values. These tiers include:

Level 1 –	Quoted prices for identical instruments in active markets;

Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable; and

Level 3 –	Instruments whose significant inputs are unobservable.

Assets that are Measured at Fair Value on a Recurring Basis

The following tables include our assets that are measured at fair value on a recurring basis (in thousands):

	Fair Value as of
	July 31, 2013
	Level 1	Level 2	Level 3
U.S. Treasury securities	$14,436	$—	$—
U.S. government agency securities	—	2,687	—
Corporate bonds and notes	—	828	—
Corporate equity securities	2,669	—	—

	$17,105	$3,515	$—

	Fair Value as of
	July 31, 2012
	Level 1	Level 2	Level 3
U.S. Treasury securities	$21,109	$—	$—
U.S. government agency securities	—	2,920	—
Corporate bonds and notes	—	1,314	—
Corporate equity securities	3,993	—	—

	$25,102	$4,234	$—

Investments in U.S. Treasury securities and corporate equity securities are based on quoted market prices for identical instruments in active markets, and therefore were classified as a Level 1 measurement in the fair value hierarchy. Investments in U.S. government agency securities and corporate bonds and notes are based on quoted prices for similar instruments in active markets, and therefore were classified as a Level 2 measurement in the fair value hierarchy (see Note 7 for additional information related to our investments).

Assets that are Measured at Fair Value on a Nonrecurring Basis

Impairment losses related to store-level property and equipment are calculated using significant unobservable inputs including the present value of future cash flows expected to be generated using a risk-adjusted weighted-average cost of capital of 15.3 percent to 17.5 percent and positive comparable store sales growth assumptions, and therefore are classified as a Level 3 measurement in the fair value hierarchy. For the fiscal year ended July 31, 2013, store-level property and equipment of $1.2 million was written down to their fair value of $0.1 million, resulting in an impairment charge of $1.1 million. For the fiscal year ended July 31, 2012, store-level property and equipment of $2.2 million was written down to their fair value of $0.4 million, resulting in an impairment charge of $1.8 million.

Other Financial Instruments

As cash and short-term cash investments, trade payables and certain other short-term financial instruments are all short-term in nature, their carrying amount approximates fair value. The outstanding principal of our revolving credit agreement and senior secured term loan approximates fair value as of July 31, 2013. The fair value of the revolving credit agreement and the senior secured term loan were based on estimates of current interest rates for similar debt, a Level 3 input.

3.	OTHER CURRENT ASSETS

Other current assets consist of the following (in thousands):

	Year Ended July 31,
	2013	2012
Prepaid rent	$19,666	$19,738
Prepaid advertising	4,887	704
Tax receivables	8,104	9,711
Deferred tax asset	3,495	4,150
Other	16,468	12,387

	$52,620	$46,690

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following (in thousands):

	Year Ended July 31,
	2013	2012
Leasehold improvements	$223,424	$229,524
Furniture and fixtures	452,923	463,911
Construction in progress	5,555	3,050

	681,902	696,485
Less accumulated depreciation and amortization	(573,027)	(574,361)

	$108,875	$122,124

5.	GOODWILL

In accordance with ASC 350, Intangibles – Goodwill and Other, we test goodwill for impairment annually, at the end of our second quarter, or more frequently if events occur which indicate a potential reduction in the fair value of a reporting unit’s net assets below its carrying value. We calculate estimated fair value using the present value of future cash flows expected to be generated using a weighted average cost of capital, terminal values and updated financial projections. At the end of the second quarter of fiscal year 2013, we completed our annual impairment testing of goodwill. Based on the test results, we concluded that no impairment was necessary for the $79.0 million of goodwill related to the Peoples Jewellers acquisition and the $19.4 million of goodwill related to the Piercing Pagoda acquisition. As of the date of the test, the fair value of the Peoples Jewellers and Piercing Pagoda reporting units would have to decline by more than 20 percent and 59 percent, respectively, to be considered for potential impairment. We calculated the estimated fair value of our reporting units using Level 3 inputs, including: (1) cash flow projections for five years assuming positive comparable store sales growth; (2) terminal year growth rates of two percent based on estimates of long-term inflation expectations; and (3) discount rates of 15.3 percent to 17.5 percent, respectively, based on a risk-adjusted weighted average cost of capital that reflects current market conditions. While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting units, it is possible a material change could occur. If our actual results are not consistent with estimates and assumptions used to calculate fair value, we may be required to recognize goodwill impairments.

The changes in the carrying amount of goodwill are as follows (in thousands):

	Year Ended July 31,
	2013	2012
Goodwill, beginning of period	$100,544	$104,620
Foreign currency adjustments	(2,172)	(4,076)

Goodwill, end of period	$98,372	$100,544

6.	OTHER ASSETS

Other assets consist of the following (in thousands):

	Year Ended July 31,
	2013	2012
Debt issuance costs	$11,488	$14,468
Investments in debt and equity securities	20,620	29,336
Other	3,570	3,986

	$35,678	$47,790

7.	INVESTMENTS

Investments in debt and equity securities held by our insurance subsidiaries are reported as other assets in the accompanying consolidated balance sheets. Investments are recorded at fair value based on quoted market prices for identical or similar securities. All investments are classified as available-for-sale.

Our investments consist of the following (in thousands):

	Year Ended July 31, 2013		Year Ended July 31, 2012
	Cost	Fair Value	Cost	Fair Value
U.S. Treasury securities	$13,501	$14,436	$19,423	$21,109
U.S. government agency securities	2,543	2,687	2,673	2,920
Corporate bonds and notes	756	828	1,192	1,314
Corporate equity securities	1,942	2,669	3,501	3,993

	$18,742	$20,620	$26,789	$29,336

At July 31, 2013 and 2012, the carrying value of investments included a net unrealized gain of $1.9 million and $2.5 million, respectively, which is included in accumulated other comprehensive income. Realized gains and losses on investments are determined on the specific identification basis. The net realized gains totaled $0.7 million in fiscal year 2013 and $0.2 million in fiscal years 2012 and 2011. Investments with a carrying value of $7.4 million were on deposit with various state insurance departments at both July 31, 2013 and 2012, respectively, as required by law.

Debt securities outstanding as of July 31, 2013 mature as follows (in thousands):

	Cost	Fair Value
Less than one year	$3,610	$3,682
Year two through year five	9,178	10,017
Year six through year ten	3,944	4,174
After ten years	68	78

	$16,800	$17,951

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following (in thousands):

	Year Ended July 31,
	2013	2012
Accounts payable	$135,650	$133,071
Accrued payroll	20,379	12,734
Accrued taxes	16,716	15,166
Accrued and straight-line rent	11,955	11,904
Other	35,858	32,207

	$220,558	$205,082

9.	LONG–TERM DEBT

Long-term debt consists of the following (in thousands):

	Year Ended July 31,
	2013	2012
Revolving credit agreement	$327,200	$369,800
Senior secured term loan	80,000	80,000
Capital lease obligations	2,850	3,108

	$410,050	$452,908

Amended and Restated Revolving Credit Agreement

On July 24, 2012, we amended and restated our revolving credit agreement (the “Amended Credit Agreement”) with Bank of America, N.A. and certain other lenders. The Amended Credit Agreement totals $665 million, including a $15 million first-in, last-out facility (the “FILO Facility”), and matures in July 2017. Borrowings under the Amended Credit Agreement (excluding the FILO Facility) are limited to a borrowing base equal to 90 percent of the appraised liquidation value of eligible inventory (less certain reserves that may be established under the agreement), plus 90 percent of eligible credit card receivables. Borrowings under the FILO Facility are limited to a borrowing base equal to the lesser of: (i) 2.5 percent of the appraised liquidation value of eligible inventory or (ii) $15 million. The Amended Credit Agreement is secured by a first priority security interest and lien on merchandise inventory, credit card receivables and certain other assets and a second priority security interest and lien on all other assets.

Based on the most recent inventory appraisal, the monthly borrowing rates calculated from the cost of eligible inventory range from 69 to 72 percent for the period of August through September 2013, 81 to 83 percent for the period of October through December 2013 and 68 to 73 percent for the period of January through July 2014.

Borrowings under the Amended Credit Agreement (excluding the FILO Facility) bear interest at either: (i) LIBOR plus the applicable margin (ranging from 175 to 225 basis points) or (ii) the base rate (as defined in the Amended Credit Agreement) plus the applicable margin (ranging from 75 to 125 basis points). Borrowings under the FILO Facility bear interest at either: (i) LIBOR plus the applicable margin (ranging from 350 to 400 basis points) or (ii) the base rate plus the applicable margin (ranging from 250 to 300 basis points). We are also required to pay a quarterly unused commitment fee of 37.5 basis points based on the preceding quarter’s unused commitment.

In September 2013, we executed interest rate swaps with Bank of America, N.A. to hedge the variability of cash flows resulting from fluctuations in the one-month LIBOR associated with our Amended Credit Agreement. The interest rate swaps will replace the one-month LIBOR with the fixed interest rates shown in the table below and will be settled monthly. The swaps qualify as cash flow hedges and, to the extent effective, changes in their fair values will be recorded in accumulated other comprehensive income in the consolidated balance sheet.

Interest rate swaps executed in September 2013 are as follows:

		Fixed
	Notional Amount	Interest
Period	(in thousands)	Rate
October 2013 - July 2014	$215,000	0.29%
August 2014 - July 2016	$215,000	1.19%

If excess availability (as defined in the Amended Credit Agreement) falls below certain levels we will be required to maintain a minimum fixed charge coverage ratio of 1.0. Borrowing availability was approximately $242 million as of July 31, 2013, which exceeded the excess availability requirement by $185 million. The fixed charge coverage ratio was 2.72 as of July 31, 2013. The Amended Credit Agreement contains various other covenants including restrictions on the incurrence of certain indebtedness, payment of dividends, liens, investments, acquisitions and asset sales. As of July 31, 2013, we were in compliance with all covenants.

We incurred debt issuance costs associated with the revolving credit agreement totaling $12.1 million, which consisted of $5.6 million of costs related to the Amended Credit Agreement and $6.5 million of unamortized costs associated with the prior agreement. The debt issuance costs are included in other assets in the accompanying consolidated balance sheets and are amortized to interest expense on a straight-line basis over the five-year life of the agreement.

Interest paid under the revolving credit agreement during fiscal years 2013, 2012 and 2011 was $10.6 million, $14.3 million and $10.4 million, respectively.

Amended and Restated Senior Secured Term Loan

On July 24, 2012, we amended and restated our senior secured term loan (the “Amended Term Loan”) with Z Investment Holdings, LLC, an affiliate of Golden Gate Capital. The Amended Term Loan totals $80.0 million, matures in July 2017 and is subject to a borrowing base equal to: (i) 107.5 percent of the appraised liquidation value of eligible inventory plus (ii) 100 percent of credit card receivables and an amount equal to the lesser of $40 million or 100 percent of the appraised liquidation value of intellectual property minus (iii) the borrowing base under the Amended Credit Agreement. In the event the outstanding principal under the Amended Term Loan exceeds the Amended Term Loan borrowing base, availability under the Amended Credit Agreement would be reduced by the excess. As of July 31, 2013, the outstanding principal under the Amended Term Loan did not exceed the borrowing base. The Amended Term Loan is secured by a second priority security interest on merchandise inventory and credit card receivables and a first priority security interest on substantially all other assets.

Borrowings under the Amended Term Loan bear interest at 11 percent payable on a quarterly basis. We may repay all or any portion of the Amended Term Loan with the following penalty prior to maturity: (i) the present value of the required interest payments that would have been made if the prepayment had not occurred during the first year; (ii) 4 percent during the second year; (iii) 3 percent during the third year; (iv) 2 percent during the fourth year and

(v) no penalty in the fifth year. The Amended Credit Agreement restricts our ability to prepay the Amended Term Loan if the fixed charge coverage ratio is not equal to or greater than 1.0 after giving effect to the prepayment.

The Amended Term Loan includes various covenants which are consistent with the covenants in the Amended Credit Agreement, including restrictions on the incurrence of certain indebtedness, payment of dividends, liens, investments, acquisitions, asset sales and the requirement to maintain a minimum fixed charge coverage ratio of 1.0 if excess availability thresholds under the Amended Credit Agreement are not maintained. As of July 31, 2013, we were in compliance with all covenants.

We incurred costs associated with the Amended Term Loan totaling $4.4 million, of which approximately $2 million was recorded in interest expense during the fourth quarter of fiscal year 2012. The remaining $2.4 million consists of debt issuance costs included in other assets in the accompanying consolidated balance sheet and are amortized to interest expense on a straight-line basis over the five-year life of the agreement. We also incurred a $3.0 million prepayment premium related to the $60.5 million prepayment on the prior term loan. The $3.0 million prepayment premium was recorded in interest expense during the fourth quarter of fiscal year 2012.

In fiscal year 2011, we recorded a charge to interest expense totaling $45.8 million as a result of an amendment to the prior term loan on September 24, 2010. In accordance with ASC 470-50, Debt–Modifications and Extinguishments, the amendment was considered a significant modification which required us to account for the prior term loan and related unamortized costs as an extinguishment and record the loan at fair value. The charge consisted of $20.3 million related to the unamortized discount associated with the warrants (see below) issued in connection with the prior term loan, a $12.5 million amendment fee, $10.3 million related to unamortized debt issue costs and $2.7 million related to a prepayment premium and other costs.

Interest paid under the term loan during fiscal years 2013, 2012 and 2011 was $8.9 million, $20.8 million and $21.7 million, respectively.

Warrant and Registration Rights Agreement

In connection with the execution of the senior secured term loan in May 2010, we entered into a Warrant and Registration Rights Agreement (the “Warrant Agreement”) with Z Investment Holdings, LLC. Under the terms of the Warrant Agreement, we issued 6.4 million A-Warrants and 4.7 million B-Warrants (collectively, the “Warrants”) to purchase shares of our common stock, on a one-for-one basis, for an exercise price of $2.00 per share. The Warrants, which are currently exercisable and expire in May 2017, represented 25 percent of our common stock on a fully diluted basis (including the shares issuable upon exercise of the Warrants and excluding certain out-of-the-money stock options) as of the date of the issuance. The A-Warrants were exercisable immediately; however, the B-Warrants were not exercisable until the shares of common stock to be issued upon exercise of the B-Warrants were approved by our stockholders, which occurred on July 23, 2010. The number of shares and exercise price are subject to customary antidilution protection. The Warrant Agreement also entitles the holder to designate two, and in certain circumstances three, directors to our board. The holders of the Warrants may, at their option, request that we register for resale all or part of the common stock issuable under the Warrant Agreement.

The fair value of the Warrants totaled $21.3 million as of the date of issuance and was recorded as a long-term liability, with a corresponding discount to the carrying value of the prior term loan. On July 23, 2010, the stockholders approved the shares of common stock to be issued upon exercise of the B-Warrants. The long-term liability associated with the Warrants was marked-to-market as of the date of the stockholder approval resulting in an $8.3 million gain during the fourth quarter of fiscal year 2010. The remaining amount of $13.0 million was reclassified to stockholders’ investment and is included in additional paid-in capital in the accompanying consolidated balance sheet. The remaining unamortized discount totaling $20.3 million associated with the Warrants was charged to interest expense as a result of an amendment to the prior term loan on September 24, 2010.

Capital Lease Obligations

We enter into capital leases related to vehicles for our field management. The vehicles are included in property and equipment in the accompanying consolidated balance sheets and are depreciated over a four-year life. Capital leases, net of accumulated depreciation, included in property and equipment as of July 31, 2013 and 2012 totaled $2.9 million and $3.1 million, respectively.

10.	OTHER LIABILITIES

Other liabilities consist of the following (in thousands):

	Year Ended July 31,
	2013	2012
Deferred income (a)	$38,000	$—
Long-term straight-line rent	23,467	27,110
Credit insurance reserves	5,592	5,527
Deferred tax liability	5,998	5,727

	$73,057	$38,364

(a)	Represents commencement payment received in July 2013 associated with the signing of the ADS Agreement (see Note 1).

11.	OTHER (GAINS) CHARGES

Other (gains) charges consist of the following (in thousands):

	Year Ended July 31,
	2013	2012	2011
Store impairments	$1,119	$1,751	$6,762
Store closure adjustments	324	222	285
De Beers settlement	(2,191)	—	—

	$(748)	$1,973	$7,047

During fiscal years 2013, 2012 and 2011, we recorded charges related to the impairment of long-lived assets of underperforming stores totaling $1.1 million, $1.8 million and $6.8 million, respectively. The impairment of long-lived assets is based on the amount that the carrying value exceeds the estimated fair value of the assets. The fair value is based on future cash flow projections over the remaining lease term using a discount rate that we believe is commensurate with the risk inherent in our current business model. If actual results are not consistent with our cash flow projections, we may be required to record additional impairments. If operating earnings over the remaining lease term for each store included in our impairment test as of July 31, 2013 were to decline by 20 percent, we would be required to record additional impairments of $0.5 million.

We have recorded lease termination charges related to certain store closures, primarily in Fine Jewelry. The lease termination charges for leases where the Company has finalized settlement negotiations with the landlords are based on the amounts agreed upon in the termination agreement. If a settlement has not been reached for a lease, the charges are based on the present value of the remaining lease rentals, including common area maintenance and other charges, reduced by estimated sublease rentals that could reasonably be obtained. There was no material lease reserve balance associated with closed stores at July 31, 2013 and 2012.

Beginning in June 2004, various class-action lawsuits were filed alleging that the De Beers group violated U.S. state and federal antitrust, consumer protection and unjust enrichment laws. During fiscal year 2013, we received proceeds totaling $2.2 million as a result of a settlement reached in the lawsuit.

12.	LEASES

We rent substantially all of our retail space under operating leases that generally range from 5 to 10 years and may contain minimum rent escalations, while kiosk leases generally range from 3 to 5 years. We also lease certain vehicles under capital leases for a term of four years. We recognize the minimum rent payments on a straight-line basis over the term of the lease, including the construction period. Contingent rentals paid to lessors of certain store facilities are determined principally on the basis of a percentage of sales in excess of levels contained in the respective leases. All existing real estate leases are operating leases. Rent expense from continuing operations is included in SG&A and is as follows (in thousands):

	Year Ended July 31,
	2013	2012	2011
Retail space:
Minimum rentals	$183,266	$184,239	$188,766
Rentals based on sales	6,629	5,721	2,796

	189,895	189,960	191,562
Corporate headquarters	4,072	3,931	3,837

	$193,967	$193,891	$195,399

Future minimum lease payments as of July 31, 2013, for all non-cancelable leases were as follows (in thousands):

Fiscal	Capital	Operating
Year Ended	Leases	Leases
2014	$1,184	$173,782
2015	1,184	141,188
2016	590	112,318
2017	46	87,366
2018	—	60,340
Thereafter	—	140,806

	$3,004	$715,800

Less imputed interest	(154)

Capital lease obligation	$2,850

13.	INCOME TAXES

Currently, we file a consolidated U.S. federal income tax return. The effective income tax rate from continuing operations varies from the federal statutory rate of 35 percent as follows (in thousands):

	Year Ended July 31,
	2013	2012	2011
Federal income tax expense (benefit) at statutory rate	$4,177	$(8,936)	$(38,750)
State income taxes, net of federal benefit	858	(2,767)	(4,250)
Tax on repatriation of foreign earnings	3,954	5,950	14,099
Foreign tax rate changes and differential (a)	577	225	(1,274)
Change in valuation allowance	(6,977)	2,285	44,406
Depreciation and amortization adjustment (b)	—	—	(8,512)
Other	(665)	4,608	(4,162)

Income tax expense	$1,924	$1,365	$1,557

Effective income tax rate	16.1%	(5.3)%	(1.4)%

(a)	For the past three years, Canada has reduced both its federal statutory and provincial tax rates. In fiscal year 2012, Puerto Rico reduced its federal statutory tax rate. Foreign tax rate differential represents the difference between the statutory tax rate in the U.S. and the statutory tax rates in Canada and Puerto Rico.
(b)	The $8.5 million adjustment in fiscal year 2011 was fully offset with a valuation allowance, resulting in no impact to the consolidated statement of operations.

The provision for income taxes from continuing operations consists of the following (in thousands):

	Year Ended July 31,
	2013	2012	2011
Current income tax expense (benefit):
Federal	$232	$349	$(9,628)
Foreign	1,131	664	5,003
State	(604)	(1,206)	910

Total current income tax expense (benefit)	759	(193)	(3,715)

Deferred income tax expense:
Federal	102	(166)	5,114
Foreign	986	1,675	159
State	77	49	(1)

Total deferred income tax expense	1,165	1,558	5,272

	$1,924	$1,365	$1,557

Deferred tax assets and liabilities are determined based on the estimated future tax effects of the difference between the financial statement and tax basis of asset and liability balances using statutory tax rates. Tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at July 31, 2013 and 2012, respectively, are as follows (in thousands):

	Year Ended July 31,
	2013	2012
Assets:
Accrued liabilities	$78,754	$84,515
Inventory reserves	7,220	7,083
Deferred income	14,033	—
Net operating loss carryforward	100,407	120,277
Stock-based compensation	7,067	7,160
Investments in subsidiaries	3,177	1,752
Foreign tax credits	13,978	12,609
Property and equipment	9,355	9,326
Other	2,854	5,986

Total deferred tax assets	236,845	248,708
Valuation allowances	(92,149)	(98,995)

Total deferred tax assets, net	$144,696	$149,713

Liabilities:
Merchandise inventories, principally due to LIFO reserve	$(129,273)	$(119,256)
Undistributed earnings	—	(13,973)
Goodwill	(13,869)	(13,941)
Other	(3,963)	(3,853)

Total deferred tax liabilities	(147,105)	(151,023)

Deferred tax liabilities, net	$(2,409)	$(1,310)

Deferred tax assets and liabilities in the accompanying consolidated balance sheets are as follows (in thousands):

	Year Ended July 31,
	2013	2012
Other current assets	$3,495	$4,150
Deferred tax asset	107,110	96,929
Deferred tax liability	(107,016)	(96,662)
Other liabilities	(5,998)	(5,727)

Deferred tax liabilities, net	$(2,409)	$(1,310)

We are required to assess the available positive and negative evidence to estimate if sufficient future income will be generated to utilize deferred tax assets. A significant piece of negative evidence that we consider is cumulative losses (generally defined as losses before income taxes) incurred over the most recent three-year period. Such evidence limits our ability to consider other subjective evidence such as our projections for future growth. As of July 31, 2013 and 2012, cumulative losses were incurred over the applicable three-year period.

Our valuation allowances totaled $92.1 million and $99.0 million as of July 31, 2013 and 2012, respectively. The valuation allowances were established due to the uncertainty of our ability to utilize certain federal, state and foreign net operating loss carryforwards in the future. The amount of the deferred tax asset considered realizable could be adjusted if negative evidence, such as three-year cumulative losses, no longer exists and additional consideration is given to our growth projections.

Deferred tax assets associated with foreign tax credits totaled $14.0 million and $12.6 million as of July 31, 2013 and 2012, respectively. The net operating loss carryforwards, including foreign tax credits, expire from fiscal year 2014 to fiscal year 2033. These carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code if significant ownership changes occur in the future.

In fiscal year 2011, we recorded income tax benefits totaling $4.6 million related to tax refunds associated with net operating loss carrybacks pursuant to the Worker, Homeownership and Business Assistance Act of 2009 (the “Business Assistance Act”). The Business Assistance Act was enacted in November 2009 and includes provisions that extend the time period in which net operating loss carrybacks can be utilized from two to five years, with certain limitations.

Income tax refunds, net of taxes paid, during fiscal years 2013, 2012 and 2011 totaled $2.2 million, $0.8 million and $2.5 million, respectively.

Uncertain Tax Positions

We operate in a number of tax jurisdictions and are subject to examination of our income tax returns by tax authorities in those jurisdictions who may challenge any item on these returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain. In accordance with ASC 740, Income Taxes, we recognize the benefits of uncertain tax positions in our financial statements only after determining that it is more likely than not that the uncertain tax positions will be sustained.

The total amount of unrecognized tax benefits as of July 31, 2013 was $3.5 million, of which $2.5 million would favorably impact the effective tax rate if resolved in our favor. Over the next twelve months, management does not anticipate that the amount of unrecognized tax benefits will be materially reduced due to our tax position being sustained upon audit or as a result of the expiration of the statute of limitations for specific jurisdictions.

A reconciliation of the fiscal year 2013 beginning and ending balance of unrecognized tax benefits is as follows (in thousands):

Unrecognized
Tax Benefits
Balance at July 31, 2012	$3,631
Additions based on tax positions related to prior years	555
Settlements with tax authorities	(341)
Expiration of statute of limitations	(331)

Balance at July 31, 2013	$3,514

We recognize accrued interest and penalties related to unrecognized tax benefits in our income tax expense. We had $1.5 million, $1.9 million and $2.6 million of interest and penalties accrued at July 31, 2013, 2012 and 2011, respectively. There was no material interest expense in fiscal years 2013, 2012 and 2011.

14.	STOCK-BASED COMPENSATION

We are authorized to provide grants of options to purchase our common stock, restricted stock, time-vested restricted stock units, performance-based restricted stock units and other awards under the 2011 Omnibus Incentive Plan, as amended (“2011 Incentive Plan”). The 2011 Incentive Plan replaced the Zale Corporation 2003 Stock Incentive Plan and the Non-Employee Director Equity Compensation Plan. We are authorized to issue up to 5.5 million shares of our common stock for stock options and restricted stock to employees and non-employee directors under the plans. As of July 31, 2013, we have 1.0 million shares available to be issued under the plans. Stock options and restricted share awards are issued from treasury stock. Stock-based compensation expense is included in SG&A in the consolidated statements of operations and totaled $3.3 million, $2.7 million and $2.2 million for the fiscal years ended July 31, 2013, 2012 and 2011, respectively. The income tax benefit recognized in the consolidated statements of operations related to stock-based compensation totaled $1.2 million, $1.0 million and $0.1 million during fiscal years 2013, 2012 and 2011, respectively.

Stock Options. Stock options are granted at an exercise price equal to or greater than the market value of the shares of our common stock at the date of grant, generally vest ratably over a four-year period and generally expire ten years from the date of grant. Expense related to stock options is recognized using a graded-vesting schedule over the vesting period. As of July 31, 2013, there was $1.6 million of unrecognized compensation cost related to stock option awards that is expected to be recognized over a weighted-average period of 1.9 years.

Stock option transactions during fiscal year 2013 are summarized as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise	Contractual	Aggregate
	Options	Price	Life (Years)	Intrinsic Value
Outstanding, beginning of year	3,624,907	$10.31
Granted	10,500	5.15
Exercised	(65,325)	2.30
Forfeited	(106,850)	3.02
Expired	(255,949)	23.49

Outstanding, end of year	3,207,283	$9.65	6.07	$13,801,439

Options exercisable, end of year	2,099,758	$13.09	5.21	$7,335,791

For the year ended July 31, 2013, the total intrinsic value of stock options exercised was $0.3 million. The total intrinsic value of stock options exercised during fiscal years 2012 and 2011 was not material. The weighted-average fair values of option grants were $3.70, $2.51 and $1.38 during fiscal years 2013, 2012 and 2011, respectively. The fair value of stock options that vested during both fiscal years 2013 and 2012 totaled $1.6 million. The fair value of stock options that vested during fiscal year 2011 totaled $2.0 million.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the option pricing model for stock option grants in fiscal years 2013, 2012 and 2011:

	2013	2012	2011
Expected volatility	107.0%	101.4%	93.5%
Risk-free interest rate	0.5%	0.7%	1.0%
Expected lives in years	4.0	4.0	4.0
Dividend yield	0.0%	0.0%	0.0%

Expected volatility and the expected life of the stock options are based on historical experience. The risk-free rate is based on a U.S. Treasury yield that has a life which approximates the expected life of the option.

Restricted Share Awards. Restricted share awards consist of restricted stock, restricted stock units and performance-based restricted stock units. Restricted stock and restricted stock units granted to employees through fiscal year 2007 generally vested on the third anniversary of the grant date and are subject to restrictions on sale or transfer. Restricted stock and restricted stock units granted to employees between fiscal year 2007 and fiscal year 2011 generally vest twenty-five percent on the second and third anniversary of the date of the grant and the remaining fifty percent vest on the fourth anniversary of the date of the grant, subject to restrictions on sale or transfer. Restricted stock and restricted stock units granted to employees after fiscal year 2011 vest ratably over a three-year vesting period. Restricted stock granted to non-employee directors vest on the first anniversary of the grant date or, if earlier, the date of the next annual stockholder meeting and are subject to restrictions on sale or transfer. The fair value of restricted stock and restricted stock units is based on our closing stock price on the date of grant. Performance-based restricted stock units entitle the holder to receive a specified number of shares of our common stock based on our achievement of performance targets established by the Compensation Committee. There were 297,500 performance-based restricted stock units outstanding as of July 31, 2013 and 2012. At the sole discretion of the Compensation Committee, the holder of a restricted stock unit or performance-based restricted stock unit may receive a cash payment in lieu of a payout of shares of common stock equal to the fair market value of the number of shares of common stock the holder otherwise would have received. The total fair value of restricted share awards that vested during fiscal years 2013, 2012 and 2011, was $3.0 million, $0.2 million and $0.1 million, respectively. As of July 31, 2013, there was $3.3 million of unrecognized compensation cost related to restricted stock awards that is expected to be recognized over a weighted-average period of 1.7 years.

Restricted share award transactions during fiscal year 2013 are summarized as follows:

	Number of	Weighted-
	Restricted	Average
	Share	Fair Value
	Awards	Per Award
Restricted share awards, beginning of year	1,473,497	$3.29
Granted	238,483	5.88
Vested	(446,982)	3.49
Forfeited	(33,375)	3.19

Restricted share awards, end of year	1,231,623	$3.73

15.	EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the calculation of diluted earnings per share, the basic weighted average number of shares is increased by the dilutive effect of stock options, restricted share awards and warrants issued in connection with the senior secured term loan using the treasury stock method.

The following table presents a reconciliation of the diluted weighted average shares (in thousands):

	Year Ended July 31,
	2013	2012	2011
Basic weighted average shares	32,429	32,196	32,129
Effect of potential dilutive securities:
Warrants	7,189	—	—
Stock options and restricted share awards	1,340	—	—

Diluted weighted average shares	40,958	32,196	32,129

The calculation of diluted weighted average shares excludes the impact of 1.2 million, 5.1 million and 3.0 million antidilutive stock options and restricted share awards for the years ended July 31, 2013, 2012 and 2011, respectively. The calculation of diluted weighted average shares also excludes the impact of 11.1 million antidilutive warrants for both the years ended July 31, 2012 and 2011.

We incurred a net loss of $27.3 million and $112.3 million for the years ended July 31, 2012 and 2011, respectively. A net loss causes all outstanding stock options, restricted share awards and warrants to be antidilutive. As a result, the basic and dilutive losses per common share are the same for those fiscal years.

16.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table includes detail regarding changes in the composition of accumulated other comprehensive income (in thousands):

			Total
			Accumulated
	Cumulative		Other
	Translation	Unrealized Gain	Comprehensive
	Adjustment	on Securities	Income
Balance at July 31, 2010	$46,300	$1,406	$47,706
Cumulative translation adjustment	14,190	—	14,190
Unrealized gain on securities	—	924	924
Reclassification to earnings	—	(169)	(169)

Balance at July 31, 2011	60,490	2,161	62,651

Cumulative translation adjustment	(9,668)	—	(9,668)
Unrealized gain on securities	—	628	628
Reclassification to earnings	—	(242)	(242)

Balance at July 31, 2012	50,822	2,547	53,369

Cumulative translation adjustment	(5,685)	—	(5,685)
Unrealized gain on securities	—	34	34
Reclassification to earnings	—	(703)	(703)

Balance at July 31, 2013	$45,137	$1,878	$47,015

17.	SEGMENTS

We report our operations under three business segments: Fine Jewelry, Kiosk Jewelry and All Other (see Note 1). All corresponding items of segment information in prior periods have been presented consistently. Management’s expectation is that overall economics of each of our major brands within each reportable segment will be similar over time.

We use earnings before unallocated corporate overhead, interest and taxes but include an internal charge for inventory carrying cost to evaluate segment profitability. Unallocated costs before income taxes include corporate employee-related costs, administrative costs, information technology costs, corporate facilities costs and depreciation and amortization. Income tax information by segment is not included as taxes are calculated at a company-wide level and not allocated to each segment.

	Year Ended July 31,
Selected Financial Data by Segment	2013	2012	2011
	(amounts in thousands)
Revenues:
Fine Jewelry (a)	$1,637,359	$1,617,684	$1,493,294
Kiosk	239,722	238,692	239,231
All Other	10,935	10,502	10,038

Total revenues	$1,888,016	$1,866,878	$1,742,563

Depreciation and amortization:
Fine Jewelry	$22,230	$23,924	$28,009
Kiosk	2,694	3,153	3,361
All Other	—	—	—
Unallocated	8,846	10,810	9,956

Total depreciation and amortization	$33,770	$37,887	$41,326

Operating earnings (loss):
Fine Jewelry (b)	$49,112	$31,464	$(15,875)
Kiosk	15,915	14,850	15,270
All Other	5,226	5,091	5,184
Unallocated (c)	(35,135)	(32,287)	(32,445)

Total operating earnings (loss)	$35,118	$19,118	$(27,866)

Assets (d):
Fine Jewelry (e)	$852,308	$821,427	$807,771
Kiosk	73,975	85,828	85,999
All Other	27,725	38,110	40,406
Unallocated	233,247	235,103	254,582

Total assets	$1,187,255	$1,180,468	$1,188,758

Capital expenditures:
Fine Jewelry	$16,513	$13,843	$8,818
Kiosk	546	—	—
All Other	—	—	—
Unallocated	5,970	5,932	6,497

Total capital expenditures	$23,029	$19,775	$15,315

(a)	Includes $316.9 million, $313.0 million and $298.1 million in fiscal years 2013, 2012 and 2011, respectively, related to foreign operations. In addition, fiscal year 2012 includes a $34.9 million adjustment as a result of a change in the revenue recognition related to lifetime warranties.
(b)	Includes $1.4 million, $2.0 million and $7.0 million in fiscal years 2013, 2012 and 2011, respectively, related to charges associated with store closures and store impairments. In addition, fiscal year 2012 includes $34.9 million of additional earnings as a result of a change in the revenue recognition related to lifetime warranties.
(c)	Includes credits of $63.4 million, $58.9 million and $50.8 million in fiscal years 2013, 2012 and 2011, respectively, to offset internal carrying costs charged to the segments. Fiscal year 2013 also includes a gain totaling $2.2 million related to the De Beers group settlement.
(d)	Assets allocated to segments include fixed assets, inventories, goodwill and investments held by our insurance operations. Unallocated assets include cash, prepaid assets such as rent, corporate office improvements and technology infrastructure.
(e)	Includes $31.2 million, $31.3 million and $33.4 million of fixed assets in fiscal years 2013, 2012 and 2011, respectively, related to foreign operations.

18.	CONTINGENCIES

In November 2009, the Company and four former officers, Neal L. Goldberg, Rodney Carter, Mary E. Burton and Cynthia T. Gordon, were named as defendants in two purported class-action lawsuits filed in the United States District Court for the Northern District of Texas. On August 9, 2010, the two lawsuits were consolidated into one lawsuit, which alleged various violations of securities laws arising from the financial statement errors that led to the restatement completed by the Company as part of its Annual Report on Form 10-K for the fiscal year ended July 31, 2009. The lawsuit requested unspecified damages and costs. On August 1, 2011, the Court dismissed the lawsuit with prejudice. The plaintiffs appealed the decision and on November 30, 2012 the United States Court of Appeals upheld the trial court’s decision and affirmed dismissal of the plaintiff’s case. The plaintiffs did not appeal this ruling and the matter was therefore dismissed with prejudice.

The Company is a defendant in two purported class action lawsuits, Tessa Hodge v. Zale Delaware, Inc., d/b/a Piercing Pagoda which was filed on April 23, 2013 in California Superior Court and Naomi Tapia v. Zale which was filed on July 3, 2013 in the U.S. District Court, Southern District of California. The cases include allegations that the Company violated various wage and hour labor laws. Relief is sought on behalf of current and former Piercing Pagoda and Zales employees. Both lawsuits seek to recover damages, penalties and attorneys’ fees as a result of the alleged violations. The Company is investigating the underlying allegations and intends to vigorously defend its position against them. The Company cannot reasonably estimate the potential loss or range of loss, if any, for either lawsuit.

We are involved in legal and governmental proceedings as part of the normal course of our business. Reserves have been established based on management’s best estimates of our potential liability in these matters. These estimates have been developed in consultation with internal and external counsel and are based on a combination of litigation and settlement strategies. Management believes that such litigation and claims will be resolved without material effect on our financial position or results of operations.

19.	DEFERRED REVENUE

We offer our Fine Jewelry guests lifetime warranties on certain products that cover sizing and breakage with an option to purchase theft protection for a two-year period. ASC 605-20 requires recognition of warranty revenue on a straight-line basis until sufficient cost history exists. Once sufficient cost history is obtained, revenue is required to be recognized in proportion to when costs are expected to be incurred. Prior to fiscal year 2012, the Company recognized revenue from lifetime warranties on a straight-line basis over a five-year period because sufficient evidence of the pattern of costs incurred was not available. During the first quarter of fiscal year 2012, we began recognizing revenue related to lifetime warranty sales in proportion to when the expected costs will be incurred, which we estimate will be over an eight-year period. A significant change in estimates related to the time period or pattern in which warranty-related costs are expected to be incurred could adversely impact our revenues. The deferred revenue balance as of July 31, 2011 related to lifetime warranties is being recognized prospectively, in proportion to the remaining estimated warranty costs. The change in estimate related to the pattern of revenue recognition and the life of the warranties was the result of accumulating additional historical evidence over the five-year period that we have been selling the lifetime warranties. The change in estimate increased revenues by $34.9 million and decreased our net loss by $32.4 million during fiscal year 2012. As a result, basic and diluted net loss per share improved by $1.00 per share during fiscal year 2012.

Revenues related to the optional theft protection are recognized over the two-year contract period on a straight-line basis. We also offer our Fine Jewelry guests a two-year watch warranty and our Fine Jewelry and Kiosk Jewelry guests a one-year warranty that covers breakage. The revenue from the two-year watch warranty and one-year breakage warranty is recognized on a straight-line basis over the respective contract terms.

The change in deferred revenue associated with the sale of warranties is as follows (in thousands):

	Year Ended July 31,
	2013	2012
Deferred revenue, beginning of period	$208,516	$232,180
Warranties sold (a)	130,169	123,121
Revenue recognized	(147,440)	(146,785)

Deferred revenue, end of period	$191,245	$208,516

(a)	Warranty sales for the years ended July 31, 2013 and 2012 include approximately $0.9 million and $1.9 million, respectively, related to the depreciation in the Canadian currency rate on the beginning of the period deferred revenue balance.

Revenues associated with warranties in fiscal years 2013, 2012 and 2011 totaled $147.4 million, $146.8 million and $96.8 million, respectively. Gross margin associated with warranties in fiscal years 2013, 2012 and 2011 totaled $120.1 million, $120.8 million and $75.2 million, respectively.

20.	RETIREMENT PLANS

We maintain the Zale Corporation Savings & Investment Plan (the “U.S. Plan”) and the Zale Corporation Puerto Rico Employees Savings and Investment Plan (the “PR Plan”, collectively the “Plans”). The Plans are defined contribution plans covering substantially all employees of the Company who have completed one year of service (at least 1,000 hours) and are age 21 or older. Participants in the Plans can contribute from one percent to 60 percent (30 percent for highly-compensated employees) of their annual salary subject to Internal Revenue Service and Puerto Rico Internal Revenue Code limitations. Upon satisfying all eligibility requirements, employees who have not otherwise elected will be automatically enrolled in their respective plan at a contribution rate of five percent for participants in the U.S. Plan or two percent for participants in the PR Plan as of July 31, 2013. Effective February 27, 2009, we suspended matching contributions until business conditions support the reinstatement of the matching contributions.

21.	QUARTERLY RESULTS FROM CONTINUING OPERATIONS (UNAUDITED)

Unaudited quarterly results from continuing operations for the fiscal years ended July 31, 2013 and 2012 were as follows (in thousands, except per share data):

	Fiscal Year 2013
	For the Three Months Ended
	July 31, 2013	April 30, 2013	January 31, 2013	October 31, 2012
Revenues	$417,089	$442,708	$670,752	$357,468
Gross margin	221,582	232,847	339,651	190,335
(Loss) earnings from continuing operations (a)	(7,984)	5,052	41,208	(28,265)
(Loss) earnings per basic share from continuing operations	(0.25)	0.16	1.27	(0.88)
(Loss) earnings per diluted share from continuing operations	(0.25)	0.13	1.02	(0.88)

	Fiscal Year 2012
	For the Three Months Ended
	July 31, 2012	April 30, 2012	January 31, 2012	October 31, 2011
Revenues	$406,963	$445,170	$663,762	$350,983
Gross margin	209,885	228,193	335,512	187,674
(Loss) earnings from continuing operations (b)	(19,665)	(4,440)	28,930	(31,720)
(Loss) earnings per basic share from continuing operations	(0.61)	(0.14)	0.90	(0.99)
(Loss) earnings per diluted share from continuing operations	(0.61)	(0.14)	0.78	(0.99)

(a)	The earnings (loss) from continuing operations for the first and third quarters include gains totaling $1.9 million and $0.3 million, respectively, related to the De Beers settlement.
(b)	The loss from continuing operations for the fourth quarter includes costs incurred related to the debt refinancing transactions totaling $5.0 million.